Exhibit 99.1

Precision BioSciences Announces Pricing of $125 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

DURHAM, N.C.—November 5, 2026 – Precision BioSciences, Inc. (Nasdaq: DTIL) (“Precision”), a clinical stage gene editing company utilizing its novel proprietary ARCUS® platform to develop in vivo gene editing therapies for high unmet need diseases, today announced the pricing of an underwritten offering of 10,235,077 shares of its common stock at a price of $7.75 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 5,893,964 shares of its common stock at a price of $7.749995 per pre-funded warrant, which represents the per share offering price for the shares of common stock less the $0.000005 per share exercise price for each pre-funded warrant. The gross proceeds to Precision from the offering, before deducting the underwriting discounts and commissions and offering expenses, are expected to be approximately $125 million. The deal includes participation from new and existing investors, including First Light Asset Management, MPM BioImpact, Bleichroeder LP, Lynx1 Capital Management, Readout Capital, Aberdeen Investments, Driehaus Capital Management, as well as other leading life sciences investors.

The offering is expected to close on or about November 6, 2026, subject to customary closing conditions. All shares of common stock and pre-funded warrants to be sold in the offering will be sold by Precision. Precision intends to use the net proceeds of the offering to fund the continued research and development of PBGENE-HBV and PBGENE-DMD, and for working capital and general corporate purposes.

TD Cowen and Guggenheim Securities are acting as joint book-running managers for the offering.

The securities described above were offered by means of a prospectus supplement dated November 5, 2026, and accompanying prospectus dated January 7, 2026, forming part of Precision’s effective shelf registration statement (File No. 333-292478). The prospectus supplement and accompanying prospectus relating to this offering will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may also be obtained, when available, by contacting: TD Securities (USA) LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at TDManualrequest@broadridge.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the securities in this offering in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Precision BioSciences, Inc.
Precision is a clinical stage gene editing company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform that differs from other technologies in the way it cuts, its smaller size, and its simpler structure. Key capabilities and differentiating characteristics may enable ARCUS nucleases to drive more intended, defined therapeutic outcomes. Using ARCUS, Precision’s pipeline is comprised of in vivo gene editing candidates designed to deliver lasting cures for the broadest range of genetic and infectious diseases where no adequate treatments exist.

Forward-Looking Statements
Certain statements contained in this press release, including those relating to the timing and size of the offering, the anticipated total gross proceeds from the offering and other statements relating to the offering, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties associated with the consummation of the proposed offering, uncertainties related to market conditions, the satisfaction of customary closing conditions related to the offering, the completion of the offering on the anticipated terms or at all, general economic conditions and other risks identified from time to time in the reports Precision files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and the prospectus supplement and accompanying prospectus related to the proposed offering to be filed with the SEC, which are or will be available at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this document, and Precision undertakes no obligation to update or revise any of the statements. Precision’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Investor and Media Contact:
Naresh Tanna
Chief Financial Officer
Naresh.tanna@precisionbiosciences.com